Exhibit 10.11

[Google Letterhead]

March 14, 2001

Mr. Eric Schmidt

[Address]

[Address]

Dear Eric:

I am pleased to offer you employment with Google, Inc. (the “Company”) effective as of March 15, 2001 (the “Effective Date”). We understand and agree that initially you will have to complete your duties as Chief Executive Officer of Novell. Thus, initially, you will serve as Chairman of the Board and you will perform those operational duties that you are able to perform until your employment with Novell terminates. As soon as your employment with Novell terminates and you are available to work on a full-time basis but in no event later than 120 days after the Effective Date, you will be made Chief Executive Officer of the Company. As Chief Executive Officer, you shall be reporting to the Board and have the duties and responsibilities customarily associated with such position. In addition, you shall perform such other duties as the Board, or its authorized representative, may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with such position. Once you become Chief Executive Officer, you will still continue to serve as Chairman of the Board. Once you are made Chief Executive Officer, you shall devote your full business efforts and time to the Company. Further, after such time, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which shall not be unreasonably withheld.

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, for any or no reason, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

While serving as Chairman of the Board, but prior to becoming Chief Executive Officer, you will be paid a salary of five thousand dollars ($5,000) a month. Once you become Chief Executive Officer, you shall receive a base salary at the annualized rate of two hundred and fifty thousand dollars ($250,000). Such salary shall be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholding. The Company shall review your base salary at least annually, and, if appropriate, increase it. Your annual salary of $250,000, together with any increases thereto, shall be referred to herein as your “Base Salary.”

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In addition to the Base Salary, you will be eligible to receive a performance bonus during each year of employment with the Company of up to sixty percent (60%) of the Base Salary, less applicable withholding. The award of each year’s performance bonus, if any, shall be based upon performance criteria to be determined by the Board or the compensation committee after consultation with you within sixty (60) days of the Effective Date and each anniversary thereof. The Company shall pay any performance bonus payable hereunder within sixty (60) days of the end of each bonus period. The full target performance bonus that may be awarded pursuant to this paragraph, as it may be increased from time to time in the discretion of the Board, shall be referred to herein as the “Target Performance Bonus.”

During your employment, you shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans and vacation policies. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

The Company also agrees to directly pay the reasonable legal fees associated with negotiating and drafting this agreement and the other documents referred to herein, upon receiving invoices for such services.

We will recommend to the Board that, at a meeting to be held on the Effective Date, you be granted a stock option to purchase 3,582,927 shares of the Company’s Common Stock (which number represents 7% of the Company’s fully diluted equity) on the date of grant at an exercise price equal to the then current fair market value as determined by the Board at that meeting (with such fair market value currently anticipated to be $1.20 per share) (the “Option”). Subject to accelerated vesting provisions set forth herein, the Option shall vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that all of the shares subject to the Option shall be fully vested and exercisable four (4) years from the date of grant, subject to your continued employment with the Company on the relevant vesting dates. The Option may be exercised prior to vesting, subject to you entering into a standard form of restricted stock purchase agreement with the Company. The Company will allow you to exercise the Option with a full recourse promissory note that will be secured by the shares underlying the Option. The promissory note will generally be due four (4) years after the date of the note and will bear interest at a market rate sufficient to avoid the Company incurring any financial accounting compensation expense with respect to the Option. If you elect to exercise the Option as to unvested shares, then the purchased shares will be subject to repurchase by the Company at the price you paid for such shares if your employment terminates before such shares have vested. In all other respects, the Option shall be subject to the terms, definitions and provisions of the Company’s Stock Plan (the “Option Plan”) and the stock option agreement by and between you and the Company, including, if applicable, the corresponding restricted stock purchase agreement (the “Option Agreement”), both of which

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documents are incorporated herein by reference. In the case of any conflict between the terms of the Plan or the Option Agreement and the terms of this letter, the terms of this letter will govern.

You also agree to purchase and the Company agrees to sell to you 106,723 shares of the Company’s Series C Preferred Stock at a purchase price of $9.37 per share on the same terms and conditions as the other investors in the Company’s Series C Preferred Stock Financing.

The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s established policies.

If your employment with the Company is terminated by the Company “Without Cause” (as defined herein), and you sign and do not revoke the release of claims with the Company attached hereto as Exhibit A, then, subject to the conditions in this letter, you shall be entitled to receive the following severance benefits:

(a)	Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your Base Salary, as then in effect, to be paid periodically in accordance with the Company’s normal payroll policies for a period of twelve (12) months from the date of such termination;

(b)	One hundred percent (100%) of the greater of your Target Performance Bonus for the year of termination or the Target Performance Bonus actually earned for the year prior to the year of termination, if any; this amount will be paid within thirty (30) days of the termination date;

(c)	The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you on the day immediately preceding the day of termination of employment; provided, however that (A) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide you with such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date; and

(d)

The vesting of the Option will accelerate on the date of termination as to that number of shares that would have become vested if you had remained employed by the Company until the date six (6) months following the termination date. Notwithstanding the foregoing, if you resign your

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employment for “Good Reason” (as defined herein) or the Company terminates your employment “Without Cause” (as defined herein) within twelve (12) months of the Effective Date, the vesting of the Option will also accelerate as to 1/48th of the shares subject to the Option per each full month of your employment with the Company prior to termination plus six (6) months.

Notwithstanding the foregoing, in the event that you resign your employment for “Good Reason” (as defined herein) or the Company terminates your employment “Without Cause” (as defined herein), either of which occur within twelve (12) months after a “Change of Control” (as defined herein), then, instead of the vesting acceleration described in (d) above, the vesting and exercisability of the Option will accelerate on the date on which your employment terminates as to that number of shares which would have become vested and exercisable if you had remained employed until the date twelve (12) months following the date of termination. In addition, you will receive the severance payments itemized in (a), (b) and (c) above.

A termination for “Cause” will be a termination of your employment based on a determination by the Board that you committed any of the following acts: (i) an act of material dishonesty made by you in connection with your responsibilities as an employee or director, (ii) your conviction of, or plea of nolo contendere to, a felony, or (iii) your gross misconduct. A termination of your employment by the Company for any other reason, except due to disability, or in any other circumstances will be a termination “Without Cause.”

For this purpose, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders

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of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

A resignation for “Good Reason” shall mean a resignation of your employment within sixty (60) days of the occurrence of any of the following events: (i) without your written consent, a material reduction of your duties, position or responsibilities; provided, however, if there is a Change of Control and the Company continues to operate as a subsidiary or separate division of the acquiring corporation and you are made the Chief Executive Officer of that subsidiary or division but are not made the Chief Executive Officer of the acquiring corporation, this will not by itself constitute “Good Reason” for your resignation, or (ii) without your written consent, a significant reduction by the Company in your Base Salary or Target Performance Bonus as in effect immediately prior to such reduction; or (iii) without your written consent, a requirement that you relocate your office to a location more than fifty (50) miles from its then-current location. A resignation of your employment for any other reason or in any other circumstances will be a resignation “Without Good Reason.”

If your employment with the Company terminates (i) due to a resignation “Without Good Reason”, (ii) for Cause by the Company or (iii) due to your death or disability, then you shall only be eligible for severance benefits, if any, in accordance with the Company’s established policies as then in effect; provided, however, that if your employment terminates due to your death, the vesting and exercisability of the Option will accelerate on the date of death as to that number of shares which would have become vested and exercisable if you had remained employed until the date twelve (12) months following the date of death.

You agree to maintain the confidentiality of all confidential and proprietary information of the Company and agree, as a condition of your employment, to enter into a Confidential Information and Invention Assignment Agreement in the standard form utilized by the Company, a copy of which is enclosed.

Except as provided below, you agree that any dispute or controversy arising out of, relating to, or in connection with this letter, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration, to the extent permitted by law, to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. You hereby expressly consent to the personal jurisdiction of

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the state and federal courts located in California for any action or proceeding arising from or relating to this offer letter and/or relating to any arbitration in which the parties are participants.

YOU HAVE READ AND UNDERSTAND THESE PROVISIONS, WHICH DISCUSS ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS OFFER LETTER, YOU AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS OFFER LETTER, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

Upon your commencement of employment with the Company, you will be offered an indemnification agreement comparable in form and substance to indemnification agreements entered into by and between the Company and its executive officers.

This letter, the documents incorporated herein by reference and the Confidential Information and Invention Assignment Agreement dated __________ represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

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The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. We look forward to working with you at Google, Inc.

GOOGLE, INC.		ERIC SCHMIDT

By:	/s/ Sergey Brin, Larry Page	/s/ Eric Schmidt
Signature

Name:	Sergey Brin, Larry Page	March 15, 2001
Title:	President, Ex. CEO	Date